Filed pursuant to Rule 424(b)(2). Based upon the registration of $450 million of Subordinated Debt Securities, which amount includes the underwriters' option to purchase up to an additional $50 million of Subordinated Debt Securities, to be offered by means of this prospectus supplement and the accompanying prospectus under the registration statement filed March 28, 2012, a filing fee of $61,380 has been calculated in accordance with Rule 457(r). This fee has been previously transmitted to the SEC. This paragraph shall be deemed to update the Calculation of Registration Fee table in the registration statement referred to in the second sentence above.

Filed Pursuant to Rule 424(b)(2)
File Nos. 333-180410 and 333-180410-06

Prospectus Supplement

(To Prospectus dated March 28, 2012)

$400,000,000

PPL Capital Funding, Inc.

2013 Series B Junior Subordinated Notes due 2073
Fully and Unconditionally Guaranteed as to Payment of Principal, Interest and any Premium
under the Subordinated Guarantees of

PPL Corporation

The 2013 Series B Junior Subordinated Notes due 2073 (the “Notes”) will bear interest at 5.90% per year. PPL Capital Funding, Inc. (“PPL Capital Funding”) will pay interest on the Notes on January 30, April 30, July 30 and October 30 of each year, beginning July 30, 2013. The Notes will be issued in registered form and in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will mature on April 30, 2073. PPL Capital Funding, at its option, may redeem the Notes at the applicable redemption prices described in the section “Description of the Notes—Redemption” in this prospectus supplement.

PPL Capital Funding may defer interest payments on the Notes on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate on the Notes, compounded on each interest payment date, to the extent permitted by applicable law.

PPL Capital Funding’s parent, PPL Corporation, will fully and unconditionally guarantee PPL Capital Funding’s obligations to pay principal, premium, if any, and interest on the Notes pursuant to its subordinated guarantees.

PPL Capital Funding intends to apply to list the Notes on the New York Stock Exchange. If the application is approved, trading on the New York Stock Exchange is expected to commence within 30 days after the Notes are first issued.

Investing in the Notes involves certain risks. See “Risk Factors ” beginning on page S-7 of this prospectus supplement, page 4 of the accompanying prospectus and Item 1A. “Risk Factors” on page 22 of PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total(2)
Price to Public(1)	$25.0000	$400,000,000
Underwriting Discount	$0.7875	$12,600,000
Proceeds, before expenses, to PPL Capital Funding(1)	$24.2125	$387,400,000

(1)	Plus accrued interest, if any, from March 15, 2013, if the initial settlement occurs after that date.
(2)	Assumes no exercise of the underwriters’ over-allotment option described below.

The underwriters will have the option, exercisable within 30 days of the date of this prospectus supplement, to purchase up to an additional $50,000,000 in principal amountof the Notes solely to cover over-allotments, if any. Should the underwriters exercise this option in full, the total price to public, underwriting discount and proceeds, before expenses, to PPL Capital Funding will be $450,000,000, $14,175,000 and $435,825,000, respectively.

The underwriters expect that the Notes will be ready for delivery in book-entry only form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about March 15, 2013.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is March 12, 2013.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate only as of the respective date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement, the terms “we,” “our” and “us” may, depending on the context, refer to PPL Capital Funding, or to PPL Capital Funding together with PPL Corporation.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Capital Funding and PPL Corporation have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell the Notes, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus and the information incorporated by reference herein and therein before making a decision to invest in the Notes. If the information in this prospectus supplement or the information incorporated by reference into this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference into this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Certain affiliates of PPL Capital Funding and PPL Corporation, specifically PPL Energy Supply, LLC, PPL Electric Utilities Corporation, LG&E and KU Energy LLC, Louisville Gas and Electric Company and Kentucky Utilities Company, have also registered their securities on the “shelf” registration statement referred to above. However, the Notes are solely obligations of PPL Capital Funding and, to the extent of the Subordinated Guarantees, PPL Corporation, and not of any of PPL Corporation’s other subsidiaries. None of PPL Energy Supply, LLC, PPL Electric Utilities Corporation, LG&E and KU Energy LLC, Louisville Gas and Electric Company or Kentucky Utilities Company or any of PPL Corporation’s other subsidiaries will guarantee or provide any credit support for the Notes.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation maintains an Internet Web site at www.pplweb.com. On the Investors page of that Web site, PPL Corporation provides access to its SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Web site is not incorporated into this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Corporation’s filings are also available at the SEC’s Web site (www.sec.gov).

Incorporation by Reference

PPL Corporation will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC prior to completion of this offering will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2012
Current Reports on Form 8-K	Filed on January 2, 2013, January 14, 2013, January 25, 2013 (solely with respect to Item 5.02), February 11, 2013 and February 13, 2013
PPL Corporation’s 2012 Notice of Annual Meeting and Proxy Statement	Filed on April 3, 2012 (portions thereof incorporated by reference into PPL’s Annual Report on Form 10-K for the year ended December 31, 2011)

Additional documents that PPL Corporation files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, between the date of this prospectus supplement and the termination of the offering of the Notes are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that we disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus supplement.

Upon request, PPL Corporation will provide without charge to each person to whom a copy of this prospectus supplement has been delivered a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Corporation at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Investor Services Department

Telephone: 1-800-345-3085

We have not included or incorporated by reference any separate financial statements of PPL Capital Funding herein. We do not consider those financial statements to be material to holders of the Notes because (1) PPL Capital Funding is a wholly-owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations, (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations and (4) PPL Capital Funding’s parent, PPL Corporation, will fully and unconditionally guarantee PPL Capital Funding’s obligations to pay principal, premium, if any, and interest on the Notes. See “PPL Capital Funding, Inc.” in the accompanying prospectus.

SUMMARY

The following summary contains information about the offering by PPL Capital Funding of the Notes. It does not contain all of the information that may be important to you in making a decision to purchase the Notes. For a more complete understanding of PPL Capital Funding, PPL Corporation and the offering of the Notes and the Subordinated Guarantees, we urge you to read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the “Risk Factors” sections and our financial statements and the notes to those statements.

PPL Corporation

PPL Corporation, headquartered in Allentown, PA, is an energy and utility holding company that was incorporated in 1994. Through subsidiaries, PPL Corporation:

•	generates electricity from power plants in the northeastern, northwestern and southeastern U.S.;

•	markets wholesale or retail energy primarily in the northeastern and northwestern portions of the U.S.;

•	delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the U.K.; and

•	delivers natural gas to customers in Kentucky.

Summary—Q&A

What securities are being offered pursuant to this prospectus supplement?

PPL Capital Funding is offering $400,000,000 aggregate principal amount ($450,000,000 aggregate principal amount if the underwriters exercise their over-allotment option in full) of its 2013 Series B Junior Subordinated Notes due 2073, which will be referred to as the “Notes” in this prospectus supplement. PPL Capital Funding’s corporate parent, PPL Corporation, has agreed to unconditionally and irrevocably guarantee the payment of principal, premium, if any, and interest on the Notes. The Notes will be issued in denominations of $25 and integral multiples of $25 in excess thereof.

What interest will be paid by PPL Capital Funding?

The Notes will bear interest at 5.90% per year. Subject to PPL Capital Funding’s right to defer interest payments as described below, interest is payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning July 30, 2013.

For a more complete description of interest payable on the Notes, see “Description of the Notes—Interest and Payment.”

What are the regular record dates for the payment of interest?

So long as all of the Notes remain in book-entry only form, the regular record date for each interest payment date will be the close of business on the business day (as defined under “Description of the Notes—Interest and Payment”) immediately preceding the applicable interest payment date. If any of the Notes do not remain in book-entry only form, the regular record date for each interest payment date will be the close of business on the fifteenth calendar day immediately preceding the applicable interest payment date.

When can payment of interest be deferred?

So long as there is no event of default under the subordinated indenture pursuant to which the Notes will be issued, PPL Capital Funding may defer interest payments on the Notes, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years per Optional Deferral Period. In other words, PPL Capital Funding may declare at its discretion up to a 10-year interest payment moratorium on the Notes, and may choose to do that on more than one occasion. PPL Capital Funding may not defer payments beyond the maturity date of the Notes (which is April 30, 2073). Any deferred interest on the Notes will accrue additional interest at a rate equal to the interest rate on the Notes, compounded on each interest payment date, to the extent permitted by applicable law. Once all accrued and unpaid interest on the Notes has been paid, PPL Capital Funding can begin a new Optional Deferral Period. However, PPL Capital Funding has no current intention to defer interest payments on the Notes.

For a more complete description of PPL Capital Funding’s ability to defer the payment of interest, see “Description of the Notes—Option to Defer Interest Payments.”

What restrictions are imposed on PPL Capital Funding and PPL Corporation during an Optional Deferral Period?

During any period in which PPL Capital Funding defers interest payments on the Notes, neither PPL Capital Funding nor PPL Corporation will do any of the following:

•	declare or pay any dividend or distribution on any of their respective capital stock, other than dividends paid in shares of their respective capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of PPL Capital Funding’s or PPL Corporation’s capital stock;

•

pay any principal, interest or premium on, or repay, repurchase or redeem any of PPL Capital Funding’s or PPL Corporation’s debt securities that are equal or junior in right of payment with the Notes or PPL Corporation’s subordinated guarantees (the “Subordinated Guarantees”), as the case may be; or

•

make any payments with respect to any PPL Corporation or PPL Capital Funding guarantee of debt securities if such guarantee is equal or junior in right of payment to the Notes or the Subordinated Guarantees, as the case may be (other than payments under the Subordinated Guarantees);

in each case, subject to the exceptions described under “Description of the Notes—Option to Defer Interest Payments.”

Even though holders of the Notes will not receive any interest payments on their Notes during an Optional Deferral Period, holders of the Notes likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of their method of accounting for United States federal income tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the Notes. See “Material United States Federal Income Tax Considerations” in this prospectus supplement.

PPL Capital Funding has no current intention to defer interest payments on the Notes. If, however, PPL Capital Funding defers interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, PPL Capital Funding will be required to pay all accrued and unpaid interest at the conclusion of the 10-year period, and to the extent it does not do so, PPL Corporation will be required to make guarantee payments in accordance with the Subordinated Guarantees. If PPL Capital Funding fails to pay in full all accrued and unpaid interest at the conclusion of the 10-year period, such failure continues for 30 days and PPL Corporation fails to make guarantee payments with respect thereto, an event of default that permits acceleration of principal and interest on the Notes will occur under the subordinated indenture pursuant to which the Notes will be issued. See “Description of the Notes—Events of Default.”

When can PPL Capital Funding redeem the Notes?

PPL Capital Funding may redeem the Notes at its option:

•

in whole at any time or in part from time to time, on or after April 30, 2018, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date;

•

in whole, but not in part, before April 30, 2018 at any time within 90 days following the occurrence and continuance of a Tax Event (as defined under “Description of the Notes—Redemption”), at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date;

•

in whole, but not in part, before April 30, 2018 at any time within 90 days after the conclusion of any review or appeal process instituted by PPL Capital Funding or PPL Corporation following the occurrence and continuance of a Rating Agency Event (as defined under “Description of the Notes—Redemption”), at a redemption price equal to 102% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date; and

•

in whole at any time or in part from time to time before April 30, 2018, at a redemption price equal to the Make-Whole Amount (as defined under “Description of the Notes—Redemption”), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

The circumstances under which the Notes may be redeemed, and the redemption prices, are more fully described herein under the caption “Description of the Notes—Redemption.”

What is the ranking of the Notes and the Subordinated Guarantees?

PPL Capital Funding’s payment obligation under the Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of PPL Capital Funding’s Senior Indebtedness, and PPL Corporation’s payment obligation under the Subordinated Guarantees will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of PPL Corporation’s Senior Indebtedness. Senior Indebtedness of PPL Capital Funding and PPL Corporation are defined under “Description of the Notes—Subordination.” However, the Notes will rank equally in right of payment with PPL Capital Funding’s 4.625% Junior Subordinated Notes due 2018, 4.32% Junior Subordinated Notes due 2019 and 2007 Series A Junior Subordinated Notes due 2067, and the Subordinated Guarantees will rank equally in right of payment with PPL Corporation’s respective subordinated guarantees thereof.

Will the Notes be listed on a stock exchange?

PPL Capital Funding intends to apply to list the Notes on the New York Stock Exchange. If the application is approved, trading on the New York Stock Exchange is expected to commence within 30 days after the Notes are first issued.

In what form will the Notes be issued?

The Notes will be represented by one or more global certificates and registered in the name of The Depository Trust Company (“DTC”) or its nominee, and deposited with the trustee on behalf of DTC. This means that holders of the Notes will not receive a certificate for their Notes and that their broker will maintain the holder’s position in the Notes. PPL Capital Funding expects that the Notes will be ready for delivery through DTC on or about the date indicated on the cover of this prospectus supplement.

What are the principal United States federal income tax consequences related to the Notes?

In the opinion of our counsel, Davis Polk & Wardwell LLP, under current law and assuming full compliance with the terms of the subordinated indenture pursuant to which the Notes will be issued and other relevant documents, although the matter is not free from doubt, the Notes will be characterized as debt for United States federal income tax purposes. The Notes are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Notes. Thus, no assurance can be given that the Internal Revenue Service or a court will agree with this characterization. We agree, and, by purchasing the Notes, each holder of the Notes agrees, to treat the Notes as indebtedness for all United States federal, state and local tax purposes unless there is an administrative determination or judicial decision to the contrary. See “Material United States Federal Income Tax Considerations.”

May additional Notes of the same series be issued?

All Notes need not be issued at the same time, and the series may be re-opened for issuances of additional notes of that series. This means that PPL Capital Funding may from time to time, without notice to, or the consent of, the existing holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes offered hereby (other than differences in the price to public and interest accrued prior to the issue date of such additional notes); provided that if any such additional notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Any such additional notes may, together with the Notes, constitute a single series of securities under the subordinated indenture governing the Notes.

In addition, PPL Capital Funding has granted the underwriters an option, exercisable within 30 days of the date of this prospectus supplement, to purchase up to an additional $50,000,000 in principal amount of the Notes solely to cover over-allotments, if any.

RISK FACTORS

Investing in the Notes involves certain risks. Before purchasing the Notes, investors should carefully consider the following risk factors, the risk factors on page 4 of the accompanying prospectus, as well as those under the heading “Risk Factors” in PPL Corporation’s annual report on Form 10-K for the year ended December 31, 2012, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the Notes.

Risks Relating to the Notes

PPL Capital Funding can defer interest payments on the Notes for one or more periods of up to 10 years each. Any such deferral is likely to decrease the market price of the Notes.

So long as there is no event of default under the subordinated indenture pursuant to which the Notes will be issued, PPL Capital Funding may defer interest payments on the Notes, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, PPL Capital Funding could start a new Optional Deferral Period of up to 10 consecutive years per Optional Deferral Period. During any Optional Deferral Period, interest on the Notes would be deferred but would accrue additional interest at a rate equal to the interest rate on the Notes, compounded on each interest payment date, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date of the Notes. During an Optional Deferral Period, interest payments would not be due and payable and, therefore, PPL Corporation would not be obligated to make payments under the Subordinated Guarantees. If PPL Capital Funding exercises this interest deferral right, the market price of the Notes is likely to decrease. See “Description of the Notes—Option to Defer Interest Payments.”

If PPL Capital Funding exercises its right to defer interest payments, the Notes are likely to trade at a price that does not fully reflect the value of accrued but unpaid interest on the Notes or that is otherwise less than the price at which the Notes would have been traded if PPL Capital Funding had not exercised such right. In addition, as a result of PPL Capital Funding’s right to defer interest payments, the market price of the Notes may be more volatile than other securities that do not have these rights.

PPL Capital Funding is not permitted to pay current interest on the Notes until PPL Capital Funding has paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, PPL Capital Funding will be prohibited from paying current interest on the Notes and PPL Corporation will be prohibited from making such payment pursuant to the Subordinated Guarantees until PPL Capital Funding, or PPL Corporation pursuant to the Subordinated Guarantees, has paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, PPL Capital Funding may not be able to pay current interest on the Notes if PPL Capital Funding does not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

The obligations of PPL Capital Funding under the Notes and PPL Corporation under the Subordinated Guarantees will be subordinated to all Senior Indebtedness of PPL Capital Funding and PPL Corporation.

The obligations of PPL Capital Funding under the Notes and PPL Corporation under the Subordinated Guarantees will be subordinated to all Senior Indebtedness (as defined below under “Description of the Notes—Subordination—Subordinated Guarantees”) of PPL Capital Funding and PPL Corporation. This means that PPL Capital Funding cannot make any payments on the Notes, and PPL Corporation cannot make payments on the Subordinated Guarantees, until all holders of Senior Indebtedness of the relevant entity have been paid in full, or provision has been made for such payment, if such Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers).

PPL Corporation’s cash flow and ability to meet its obligations with respect to its Subordinated Guarantees of the Notes largely depend on the performance of its subsidiaries. As a result, PPL Corporation’s obligations with respect to its Subordinated Guarantees of the Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries.

PPL Corporation is a holding company and conducts its operations primarily through subsidiaries. Substantially all of its consolidated assets are held by such subsidiaries. Accordingly, its cash flow and its ability to meet its obligations under its Subordinated Guarantees of the Notes are largely dependent upon the earnings of these subsidiaries and the distribution or other payment of such earnings to it in the form of dividends, loans or advances or repayment of loans and advances from it. The subsidiaries are separate and distinct legal entities, and, except for PPL Capital Funding, they have no obligation to pay any amounts due on the Notes or to make any funds available for such payment.

Because PPL Corporation is a holding company, its obligations with respect to the Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, its rights and the rights of its creditors, including rights of a holder of any Note, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that PPL Corporation may be a creditor with recognized claims against any such subsidiary, its claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by it. Although certain agreements to which PPL Corporation’s subsidiaries are parties limit the ability to incur additional indebtedness, PPL Corporation and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The debt agreements of some of PPL Corporation’s subsidiaries contain provisions that might restrict their ability to pay dividends, make distributions or otherwise transfer funds to PPL Corporation upon failing to meet certain financial tests or other conditions prior to the payment of other obligations, including operating expenses, debt service and reserves. PPL Corporation currently believes that all of its subsidiaries are in compliance with such tests and conditions. Further, if PPL Corporation elects to receive distributions of earnings from its foreign operations, PPL Corporation may incur United States taxes, net of any available foreign tax credits, on such amounts. Distributions to PPL Corporation from its international projects are, in some countries, also subject to withholding taxes.

If PPL Capital Funding defers interest payments on the Notes, there will be United States federal income tax consequences to holders of the Notes.

If PPL Capital Funding defers interest payments on the Notes for one or more Optional Deferral Periods, a holder of the Notes likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of such holder’s method of accounting for United States federal income tax purposes.

If holders of the Notes sell their Notes before the regular record date for the payment of interest at the end of an Optional Deferral Period, those holders will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the regular record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that holders of the Notes were required to include in income in respect of the Notes during the Optional Deferral Period will be added to their adjusted tax basis in the Notes, but may not be reflected in the amount that they realize on the sale. To the extent the amount realized on a sale is less than their adjusted tax basis, the holders of the Notes will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Material United States Federal Income Tax Considerations.”

Rating agencies may change their practices for rating the Notes, which change may adversely affect the market price of the Notes. In addition, PPL Capital Funding may redeem the Notes if a rating agency makes certain changes to its equity credit methodology for securities such as the Notes.

The rating agencies that currently or may in the future publish a rating for PPL Capital Funding or PPL Corporation, including Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services (a Standard & Poor’s Financial Services LLC business), and Fitch Ratings, each of which is expected to initially publish a rating of the Notes, may, from time to time in the future, change the way they analyze securities with features similar to the Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Notes are subsequently lowered, that could have a negative impact on the trading price of the Notes. In addition, PPL Capital Funding may redeem the Notes before April 30, 2018 at its option, in whole but not in part, if a rating agency makes certain changes to its equity credit methodology for securities such as the Notes. See “Description of the Notes—Redemption.”

Holders of the Notes will have limited rights of acceleration.

The holders of the Notes and the trustee may accelerate payment of the principal, premium, if any, and interest on the Notes only upon the occurrence and continuation of an event of default. Payment of principal, premium, if any, and interest on the Notes may be accelerated upon the occurrence of an event of default under the subordinated indenture related to failure to pay interest within 30 days after it is due (other than interest deferred pursuant to one or more Optional Deferral Periods), failure to pay principal and premium, if any, on the Notes when due, certain events of bankruptcy, insolvency or reorganization with respect to PPL Capital Funding or PPL Corporation and, with certain exceptions, the cessation of effectiveness of the Subordinated Guarantees or the finding by any judicial proceeding that the Subordinated Guarantees are unenforceable or invalid or denial or disaffirmation by PPL Corporation of its obligations under the Subordinated Guarantees. Holders of the Notes and the trustee will not have the right to accelerate payment of the principal, premium, if any, and interest on the Notes upon the breach of any other covenant in the subordinated indenture.

USE OF PROCEEDS

PPL Capital Funding expects the net proceeds of this offering to be approximately $386.6 million (or approximately $435.0 million if the underwriters exercise their over-allotment option in full), after the payment of the underwriting discount and its estimated offering expenses. PPL Capital Funding expects the net proceeds from the sale of the Notes to be invested in or loaned to subsidiaries of PPL Corporation, which will use the net proceeds to fund capital expenditures and for general corporate purposes.

CONSOLIDATED CAPITALIZATION OF PPL CORPORATION AND SUBSIDIARIES

The following table sets forth the historical consolidated capitalization of PPL Corporation and its consolidated subsidiaries as of December 31, 2012:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance of the Notes in this offering as described herein; and

•	assumes no exercise of the underwriters’ over-allotment option.

This table should be read in conjunction with the consolidated financial statements of PPL Corporation and its consolidated subsidiaries, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
	Actual	As Adjusted (unaudited)
	(In millions)
Long-term debt(1)	$18,725	$18,725
Notes offered hereby	—	400

Total long-term debt	18,725	19,125

Noncontrolling interests	18	18
Shareowners’ common equity	10,480	10,480

Total equity	10,498	10,498

Total capitalization	$29,223	$29,623

(1)	Long-term debt consists of $16,117 million of senior debt and $2,608 million of subordinated debt, and excludes $751 million of long-term debt due within one year as of December 31, 2012.

DESCRIPTION OF THE NOTES

The following summary description sets forth certain terms and provisions of the Notes that PPL Capital Funding is offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Notes or the Subordinated Indenture under which the Notes will be issued, as described below. The Subordinated Indenture is filed by PPL Corporation as an exhibit to its Current Report on Form 8-K filed on March 20, 2007. The Subordinated Indenture and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Notes and the Subordinated Indenture, including definitions of certain terms used in the Subordinated Indenture. We also include references in parentheses to certain sections of the Subordinated Indenture. Whenever particular sections or defined terms of the Subordinated Indenture are referred to in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Subordinated Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Notes.

General

PPL Capital Funding will issue the Notes as a series of debt securities under the Subordinated Indenture, dated as of March 1, 2007 (as such subordinated indenture may be amended and supplemented from time to time, the “Subordinated Indenture”), among PPL Capital Funding, PPL Corporation and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”). PPL Capital Funding may issue an unlimited amount of Notes or other securities under the Subordinated Indenture. The Notes and all other debt securities issued under the Subordinated Indenture are collectively referred to herein as the “Subordinated Indenture Securities.”

The Notes will be unsecured, subordinated obligations of PPL Capital Funding that rank junior to all of PPL Capital Funding’s Senior Indebtedness (as defined below). See “—Subordination.” The Notes will be fully and unconditionally guaranteed by PPL Corporation as to payment of principal, interest and any premium pursuant to the Subordinated Guarantees of PPL Corporation that rank junior to all of PPL Corporation’s Senior Indebtedness (as defined herein). See “—Subordination.”

The Notes will be issued in fully registered form only, without coupons. The Notes will be initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for DTC, as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Only Issuance—DTC.” The authorized denominations of the Notes will be $25 and integral multiples of $25 in excess thereof. Except in limited circumstances described below, the Notes will not be exchangeable for Notes in definitive certificated form.

The Notes are initially being offered in one series in the aggregate principal amount of $400,000,000 (or $450,000,000 if the underwriters exercise their over-allotment option in full). PPL Capital Funding may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes offered hereby (other than differences in the price to public and interest accrued prior to the issue date of such additional notes); provided that if any such additional notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Any such additional notes may, together with the Notes, constitute a single series of securities under the Subordinated Indenture. The Notes and any additional notes of the same series having the same terms as the Notes offered hereby subsequently issued under the Subordinated Indenture may be treated as a single class for all purposes under the Subordinated Indenture, including, without limitation, voting, waivers and amendments.

Maturity

Unless an earlier redemption has occurred, the entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest, on April 30, 2073.

Interest and Payment

PPL Capital Funding will pay interest quarterly on the Notes at the rate of 5.90% per year. PPL Capital Funding will pay interest on the Notes on January 30, April 30, July 30 and October 30 of each year, each such date referred to as an “interest payment date,” until maturity or earlier redemption. The first interest payment date will be July 30, 2013. The regular record date for interest payable on any interest payment date on the Notes shall be the close of business (1) on the business day immediately preceding such interest payment date so long as all of the Notes remain in book-entry only form, or (2) on the 15th calendar day immediately preceding each interest payment date if any of the Notes do not remain in book-entry only form. See “—Book-Entry Only Issuance.” Interest on the Notes will accrue from, and including, the first date of original issuance to, but excluding, the first interest payment date. Thereafter, interest on each Note will accrue from, and including, the last interest payment date to which PPL Capital Funding has paid, or duly provided for the payment of, interest on that Note to, but excluding, the next succeeding interest payment date. No interest will accrue on a Note for the day that the Note matures. The amount of interest payable for any full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days in the period using 30-day calendar months. If any date on which interest, principal or premium is payable on the Notes falls on a day that is not a business day, then payment of the interest, principal or premium payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. A “business day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed.

In this prospectus supplement the term “interest” includes quarterly interest payments and applicable interest on interest payments accrued but not paid on the applicable interest payment date.

Redemption

PPL Capital Funding may redeem the Notes at its option:

•

in whole at any time or in part from time to time, on or after April 30, 2018, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date;

•

in whole, but not in part, before April 30, 2018 at any time within 90 days following the occurrence and continuance of a Tax Event (as defined below), at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date;

•

in whole, but not in part, before April 30, 2018 at any time within 90 days after the conclusion of any review or appeal process instituted by PPL Capital Funding or PPL Corporation following the occurrence and continuance of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date; and

•

in whole at any time or in part from time to time before April 30, 2018, at a redemption price equal to the Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder’s registered address. If less than all of the Notes of any series or any tranche thereof are to be redeemed, the Trustee will select the Notes to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404 in the Subordinated Indenture.) PPL Capital Funding will pay the redemption price and any accrued interest once holders surrender the Note for redemption. (See Section 405 in the Subordinated Indenture.) If only part of a Note is redeemed, the Trustee will deliver to the holders a new Note of the same series for the remaining portion without charge. (See Section 406 in the Subordinated Indenture.)

PPL Capital Funding may make any redemption at its option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, PPL Capital Funding will not be required to redeem such Notes. (See Section 404 in the Subordinated Indenture.)

The Notes will not be entitled to the benefit of a sinking fund or be subject to redemption at the option of the holder.

A “Tax Event” happens when PPL Capital Funding or PPL Corporation has received an opinion of counsel experienced in tax matters that, as a result of:

•

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with an audit of PPL Capital Funding or PPL Corporation or any of their respective subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by PPL Capital Funding or PPL Corporation on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by PPL Capital Funding or PPL Corporation for United States federal income tax purposes.

“Rating Agency Event” means a change in the methodology or criteria published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (sometimes referred to in this prospectus supplement as a “rating agency”) that currently publishes a rating for PPL Capital Funding or PPL Corporation in assigning equity credit to securities such as the Notes, as such methodology is in effect on the date of issuance of this prospectus supplement (the “current criteria”), which change results in either (a) shortening the length of time for which such current criteria are scheduled to be in effect with respect to the Notes, or (b) a lower equity credit being assigned by such rating agency to the Notes as of the date of such change than the equity credit that would have been assigned to the Notes as of the date of such change by such rating agency pursuant to its current criteria.

“Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by the Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Notes from the redemption date to April 30, 2018, excluding any interest accruing from, and including, the last interest payment date preceding the redemption date as of which all then-accrued interest was paid to, but excluding, the redemption date (assuming, solely for the purposes of this calculation, that the principal amount of the Notes to be redeemed was payable on April 30, 2018), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus 40 basis points.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the time period from the redemption date to April 30, 2018 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term to maturity comparable to such time period.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations (as defined below), of up to five Reference Treasury Dealer Quotations for such redemption date, or

•	if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations received.

“Quotation Agent” means a Reference Treasury Dealer selected by PPL Capital Funding for the purpose of performing the functions of the Quotation Agent under the Subordinated Indenture.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and a Primary Treasury Dealer (as defined below) to be selected by Wells Fargo Securities, LLC, and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), in which case PPL Capital Funding will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) as provided to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Option to Defer Interest Payments

So long as there is no event of default under the Subordinated Indenture, PPL Capital Funding may defer interest payments on the Notes, from time to time, for one or more periods (each, an “Optional Deferral Period,” which will be deemed to begin on the most recent interest payment date on which interest on the Notes was paid)

of up to 10 consecutive years per Optional Deferral Period. However, a deferral of interest payments cannot extend beyond the maturity date of the Notes. During an Optional Deferral Period, interest will continue to accrue on the Notes, and deferred interest payments will accrue additional interest at a rate equal to the interest rate on the Notes, compounded on each interest payment date, to the extent permitted by applicable law. No interest will be due and payable on the Notes until the end of the Optional Deferral Period except upon a redemption of the Notes during the deferral period.

PPL Capital Funding may pay at any time all or any portion of the interest accrued to that point during an Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, PPL Capital Funding will be obligated to pay all accrued and unpaid interest.

Once all accrued and unpaid interest on the Notes has been paid, PPL Capital Funding again can defer interest payments on the Notes as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the Notes.

If PPL Capital Funding defers interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, such deferred interest will become due on the interest payment date falling on the tenth anniversary of the commencement of such Optional Deferral Period. PPL Capital Funding will be required to pay all accrued and unpaid interest on such interest payment date, and to the extent it does not do so, PPL Corporation will be required to make guarantee payments in accordance with the Subordinated Guarantees. If PPL Capital Funding and PPL Corporation fail to pay in full all accrued and unpaid interest within 30 days of such interest payment date, an event of default that permits acceleration of principal and interest on the Notes will occur under the Subordinated Indenture. See “—Events of Default.”

During any period in which PPL Capital Funding defers interest payments on the Notes, neither PPL Corporation nor PPL Capital Funding may:

•	declare or pay any dividend or distribution on any of their respective capital stock, other than dividends paid in shares of their respective capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of PPL Corporation’s or PPL Capital Funding’s capital stock;

•

pay any principal, interest or premium on, or repay, repurchase or redeem any of PPL Corporation’s or PPL Capital Funding’s debt securities that are equal or junior in right of payment with the Notes or the Subordinated Guarantees, as the case may be; or

•

make any payments with respect to any PPL Corporation or PPL Capital Funding guarantee of debt securities if such guarantee is equal or junior in right of payment to the Notes or the Subordinated Guarantees, as the case may be (other than payments under the Subordinated Guarantees), other than

•

purchases, redemptions or other acquisitions of PPL Corporation’s or PPL Capital Funding’s capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

•

any payment, repayment, redemption, purchase, acquisition or declaration of dividend as a result of a reclassification of PPL Corporation’s or PPL Capital Funding’s capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock or any class or series of its indebtedness for any class or series of its capital stock;

•

the purchase of fractional interests in shares of PPL Corporation’s or PPL Capital Funding’s capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of contracts entered into by PPL Corporation to sell shares of its capital stock (“stock purchase contracts”);

•

dividends or distributions paid or made in PPL Corporation’s or PPL Capital Funding’s capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts;

•

redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

•

payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Notes or the Subordinated Guarantees, so long as the amounts paid, the amounts set aside at such time for payment of such securities and guarantees on the immediately following regularly scheduled interest payment dates therefor and the amounts paid or set aside at such time for payment on the Notes on the immediately following interest payment date for the Notes, are in the same proportion to the full payment to which each series of such securities and guarantees (including the Notes) is then, or on such immediately following regularly scheduled interest payment dates will be, entitled if paid in full;

•	dividends or distributions by PPL Capital Funding on its capital stock to the extent owned by PPL Corporation; and

•	redemptions, purchases, acquisitions or liquidation payments by PPL Capital Funding with respect to its capital stock to the extent owned by PPL Corporation.

PPL Capital Funding has no current intention to exercise its option to defer interest payments. (See Section 312 in the Subordinated Indenture.)

Subordination

Subordination of the Notes

The Notes will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Capital Funding. (See Article Fifteen in the Subordinated Indenture.) No payment of the principal (including redemption payments) of, or interest or premium, if any, on, the Notes may be made by PPL Capital Funding until all holders of Senior Indebtedness of PPL Capital Funding have been paid, if any of the following occurs:

•	certain events of bankruptcy, insolvency or reorganization of PPL Capital Funding;

•	any Senior Indebtedness of PPL Capital Funding is not paid when due (after the expiration of any applicable grace period) and that default continues without cure or waiver; or

•

any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of PPL Capital Funding are permitted to accelerate the maturity of such Senior Indebtedness.

Subordinated Guarantees

PPL Corporation will fully and unconditionally guarantee the payment of principal of and any interest and premium on the Notes, when due and payable (and subject to PPL Capital Funding’s right to defer interest payments as described above), whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the Notes and the Subordinated Indenture. The Subordinated Guarantees will remain in effect until the entire principal of and interest and premium, if any, on the Notes has been paid in full or otherwise discharged in accordance with the provisions of the Subordinated Indenture under Article Fourteen.

The Subordinated Guarantees will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Corporation. No payment of the principal (including redemption payments) of, or interest or premium on, the Notes may be made by PPL Corporation under the Subordinated Guarantees until all holders of Senior Indebtedness of PPL Corporation have been paid, if any of the following occurs:

•	certain events of bankruptcy, insolvency or reorganization of PPL Corporation;

•	any Senior Indebtedness of PPL Corporation is not paid when due (after the expiration of any applicable grace period) and that default continues without cure or waiver; or

•

any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of PPL Corporation are permitted to accelerate the maturity of such Senior Indebtedness.

Upon any distribution of assets of PPL Capital Funding or PPL Corporation, as the case may be, to its creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all of its Senior Indebtedness must be paid in full before the holders of the Notes are entitled to receive or retain any payment from such distribution.

“Senior Indebtedness,” when used with respect to PPL Capital Funding or PPL Corporation, is defined in the Subordinated Indenture to include all of PPL Capital Funding’s or PPL Corporation’s obligations, as the case may be, whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, interest, premium, penalties, fees and any other payment in respect of any of the following:

•	indebtedness for borrowed money, including, without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds and similar instruments;

•	PPL Capital Funding’s or PPL Corporation’s obligations under synthetic leases, finance leases and capitalized leases;

•

PPL Capital Funding’s or PPL Corporation’s obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for PPL Capital Funding’s or PPL Corporation’s account;

•

any of PPL Capital Funding’s or PPL Corporation’s other obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all obligations of others of the kinds described in the preceding categories which PPL Capital Funding or PPL Corporation has assumed or guaranteed,

other than

•	trade obligations incurred in the ordinary course of business, or

•

any such obligation or guarantee that expressly provides that it is not senior to or is equal in right of payment to the Notes or the Subordinated Guarantees, as the case may be (including PPL Capital Funding’s 4.625% Junior Subordinated Notes due 2018, 4.32% Junior Subordinated Notes due 2019 and 2007 Series A Junior Subordinated Notes due 2067, and PPL Corporation’s respective subordinated guarantees thereof). (See Section 101 in the Subordinated Indenture.)

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2012, PPL Capital Funding had approximately $800 million principal amount of indebtedness for borrowed money constituting its Senior Indebtedness, and PPL Corporation had approximately $843 million principal amount (on an unconsolidated basis) of obligations constituting its Senior Indebtedness (including guarantees of indebtedness of PPL Capital Funding).

Pursuant to the subordination provisions of the Subordinated Indenture, any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Notes by PPL Capital Funding or PPL Corporation will instead be paid or delivered directly to the holders of such Senior Indebtedness of PPL Capital Funding or PPL Corporation (or their respective representative or Trustee), as the case may be, in accordance with the priorities then existing among such holders until all such Senior Indebtedness has been paid in full before any payment or distribution is made to the holders of Notes. In the event that, notwithstanding such subordination provisions, any payment or distribution of assets of any kind or character is made on the Notes by PPL Capital Funding or PPL Corporation before all such Senior Indebtedness is paid in full, the Trustee or the holders of Notes receiving such payment will be required to pay over such payment or distribution to the holders of such Senior Indebtedness.

The Subordinated Indenture provides that Senior Indebtedness will not be deemed to have been paid in full unless the holders thereof, as applicable, shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all such Senior Indebtedness, the holders of the Notes shall be subrogated to all the rights of any holders of such Senior Indebtedness to receive any further payments or distributions of cash, property or securities of PPL Capital Funding or PPL Corporation, as applicable, applicable to such Senior Indebtedness until the Notes shall have been paid in full, and such payments or distributions of cash, property or securities received by the holders of the Notes, by reason of such subrogation, which otherwise would be paid or distributed to the holders of such Senior Indebtedness, shall, as between PPL Capital Funding or PPL Corporation, as applicable, and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of the Notes, on the other, be deemed to be a payment on account of such Senior Indebtedness, and not on account of the Notes or the Subordinated Guarantees, as the case may be.

The Subordinated Indenture provides that no present or future holder of any Senior Indebtedness of PPL Capital Funding or PPL Corporation, as the case may be, will be prejudiced in the right to enforce subordination of the indebtedness under the Subordinated Indenture by any act or failure to act on the part of PPL Capital Funding or PPL Corporation, as applicable.

Events of Default

Each of the following constitutes an “Event of Default” under the Subordinated Indenture with respect to the Notes:

•

default in the payment of any interest on any Note within 30 days following the due date; provided that failure to pay interest during an Optional Deferral Period will not constitute an Event of Default;

•	default in the payment of the principal or premium on any Note on its due date;

•

PPL Corporation’s Subordinated Guarantees of the Notes cease to be effective (except in accordance with their terms), are found in any judicial proceeding to be unenforceable or invalid, or are denied or disaffirmed (except in accordance with their terms); or

•

PPL Corporation or PPL Capital Funding files for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur. (See Section 801 in the Subordinated Indenture.)

No Event of Default with respect to the Notes necessarily constitutes an Event of Default with respect to the Subordinated Indenture Securities of any other series issued under the Subordinated Indenture.

Acceleration. Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Subordinated Indenture Securities, then either the Trustee or the holders of 25% in principal amount of the outstanding Subordinated Indenture Securities of such series may declare the principal amount of all of the Subordinated Indenture Securities of such series immediately to be due and payable.

More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Subordinated Indenture Securities, then either the Trustee or the holders of 25% of the aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by the holders of 25% of the aggregate principal amount of the outstanding Subordinated Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration. (See Section 802 in the Subordinated Indenture.)

Rescission of Acceleration. After a declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if:

(1) PPL Corporation or PPL Capital Funding pays or deposits with the Trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and any premium which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Subordinated Indenture; and

(2) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture under Section 802. For more information as to waiver of defaults, see “—Waiver of Default and of Compliance.”

Control by Holders; Limitations. Subject to the Subordinated Indenture, if an Event of Default (or certain other defaults as discussed below), with respect to the Subordinated Indenture Securities of any one series occurs and is continuing, the holders of a majority in principal amount of the outstanding Subordinated Indenture Securities of that series will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Subordinated Indenture Securities of such series.

If an Event of Default (or certain other defaults as discussed below) is continuing with respect to more than one series of Subordinated Indenture Securities, the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the Subordinated Indenture Securities of any one of such series.

These rights of holders to make direction are subject to the following limitations:

•	the holders’ directions may not conflict with any law or the Subordinated Indenture; and

•	the holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is consistent with the holders’ direction. (See Sections 812 and 903 in the Subordinated Indenture.) With respect to Events of Default and other defaults in the performance of, or breach of, covenants in the Subordinated Indenture that do not constitute Events of Default, if any such Event of Default or other default occurs and is continuing after any applicable notice and/or cure period, then the Trustee may in its discretion (and subject to the rights of the holders to control remedies as described above and certain other conditions specified in the Subordinated Indenture) bring such judicial proceedings as the Trustee shall deem appropriate or proper.

The Subordinated Indenture provides that no holder of any Subordinated Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the Trustee written notice of a continuing Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period);

•

the holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period);

•	such holder or holders shall have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request;

•	for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding; and

•

no direction inconsistent with such request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding Subordinated Indenture Securities of all affected series, considered as one class.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. (See Section 807 in the Subordinated Indenture.)

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 808 in the Subordinated Indenture.)

Notice of Default

The Trustee is required to give the holders of the Notes notice of any default under the Subordinated Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; provided, however, that in the case of a default in the performance of, or breach of, any covenant or warranty in the Subordinated Indenture (after any applicable notice and/or cure period) that does not result in an Event of Default, no such notice shall be given until at least 90 days after the occurrence thereof. (See Section 902 in the Subordinated Indenture.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the holders.

PPL Capital Funding and PPL Corporation will furnish the Trustee with an annual statement as to their compliance with the conditions and covenants in the Subordinated Indenture. (See Section 605 in the Subordinated Indenture.)

Waiver of Default and of Compliance

The holders of a majority in aggregate principal amount of the outstanding Notes may waive, on behalf of the holders of all outstanding Notes, any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Subordinated Indenture that cannot be amended without the consent of the holder of each outstanding Subordinated Indenture Security. (See Section 813 in the Subordinated Indenture.)

Compliance with certain covenants in the Subordinated Indenture or otherwise provided with respect to Subordinated Indenture Securities may be waived by the holders of a majority in aggregate principal amount of the affected Subordinated Indenture Securities, considered as one class. (See Section 606 in the Subordinated Indenture.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation has agreed in the Subordinated Indenture to preserve its corporate existence. (See Section 604 in the Subordinated Indenture.)

PPL Capital Funding and PPL Corporation have each also agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless:

•

the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases its property and assets substantially as an entirety is a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Notes and the performance of all of its covenants under the Subordinated Indenture, and

•

immediately after giving effect to such transactions, no Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period), and no event which after notice or lapse of time or both would become an Event of Default (or such other default), will have occurred and be continuing. (See Section 1101 in the Subordinated Indenture.)

The Subordinated Indenture does not prevent or restrict:

•	any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity;

•

any consolidation of PPL Capital Funding with PPL Corporation or any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by PPL Corporation; or any merger of any such entity into any other of such entities; or any conveyance or other transfer, or lease, or properties by any thereof to any other thereof;

•	any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof; or

•

the approval by PPL Capital Funding or PPL Corporation of, or the consent by PPL Capital Funding or PPL Corporation to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of PPL Capital Funding or PPL Corporation, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1103 in the Subordinated Indenture.)

Modification of Subordinated Indenture

Without Holder Consent. Without the consent of any holders of Subordinated Indenture Securities, PPL Capital Funding, PPL Corporation and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to PPL Capital Funding or PPL Corporation;

•

to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Subordinated Indenture Securities, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation;

•	to add any additional Events of Default for all or any series of Subordinated Indenture Securities;

•	to change or eliminate any provision of the Subordinated Indenture or to add any new provision to the Subordinated Indenture that does not adversely affect the interests of the holders;

•	to provide security for the Subordinated Indenture Securities of any series;

•	to establish the form or terms of Subordinated Indenture Securities of any series or tranche as permitted by the Subordinated Indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities;

•	to change any place or places where:

•	principal, premium and interest may be payable,

•	Subordinated Indenture Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders in any material respect;

provided that PPL Capital Funding and PPL Corporation will not enter into any supplemental indenture with the Trustee to add any additional Event of Default with respect to the Notes without the consent of the holders of at least a majority in aggregate principal amount of outstanding Notes.

If the Trust Indenture Act is amended so as to require changes to the Subordinated Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Subordinated Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Subordinated Indenture, the Subordinated Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or evidence such amendment. (See Section 1201 in the Subordinated Indenture.)

With Holder Consent. Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the Subordinated Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, changing or eliminating any of the provisions of the Subordinated Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of Subordinated Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the holder of each outstanding Subordinated Indenture Security directly affected thereby,

•

change the stated maturity of the principal or interest on any Subordinated Indenture Security (other than pursuant to the terms thereof and, in the case of the Notes, as described above under “—Option to Defer Interest Payments”), or reduce the principal amount, interest or premium payable or change the currency in which any Subordinated Indenture Security is payable, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Subordinated Indenture; or

•	modify certain of the provisions in the Subordinated Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the Subordinated Indenture expressly included solely for the benefit of holders of Subordinated Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Subordinated Indenture of the holders of Subordinated Indenture Securities of any other series or tranche. (See Section 1202 in the Subordinated Indenture.)

PPL Capital Funding will be entitled to set any day as a record date for the purpose of determining the holders of outstanding Subordinated Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Subordinated Indenture, in the manner and subject to the limitations provided in the Subordinated Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by holders. If such a record date is set for any action to be taken by holders of particular Subordinated Indenture Securities, such action may be taken only by persons who are holders of such Subordinated Indenture Securities at the close of business on the record date. (See Section 104 in the Subordinated Indenture.)

The Subordinated Indenture provides that certain Subordinated Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding Subordinated Indenture Securities have given or taken any demand, direction, consent or other action under the Subordinated Indenture as of any date, or are present at a meeting of holders for quorum purposes. (See Section 101 in the Subordinated Indenture.)

Satisfaction and Discharge

Any Subordinated Indenture Securities or any portion will be deemed to have been paid for purposes of the Subordinated Indenture, and at PPL Capital Funding’s election, the entire indebtedness of PPL Capital Funding and PPL Corporation will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Capital Funding or PPL Corporation), in trust:

•	money sufficient,

•	in the case of a deposit made prior to the maturity of such Subordinated Indenture Securities, nonredeemable Government Obligations (as defined in the Subordinated Indenture) sufficient, or

•	a combination of items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Subordinated Indenture Securities or portions thereof on and prior to the maturity thereof. (See Section 701 in the Subordinated Indenture.)

The Subordinated Indenture will be deemed satisfied and discharged when no Subordinated Indenture Securities remain outstanding and when all other sums payable by PPL Capital Funding or PPL Corporation have been paid under the Subordinated Indenture. (See Section 702 in the Subordinated Indenture.)

All moneys deposited with the Trustee or any paying agent, or then held by PPL Capital Funding, in trust for the payment of principal, premium or interest on Subordinated Indenture Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the holder of such Subordinated Indenture Security may look only to PPL Capital Funding and PPL Corporation for payment. (See Section 603 in the Subordinated Indenture.)

Agreement by Holders to Certain Tax Treatment

Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to PPL Capital Funding and PPL Corporation.

The Trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding Subordinated Indenture Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor Trustee will become effective until the acceptance of appointment by a successor Trustee in accordance with the requirements of the Subordinated Indenture.

Under certain circumstances, PPL Capital Funding may appoint a successor Trustee and if the successor accepts, the Trustee will be deemed to have resigned. (See Section 910 in the Subordinated Indenture.)

Notices

Notices to holders of the Notes will be given by mail to the addresses of the holders as they may appear in the security register. (See Section 106 in the Subordinated Indenture.)

Title

PPL Capital Funding, PPL Corporation, the Trustee, and any agent of PPL Capital Funding, PPL Corporation or the Trustee, will treat the person or entity in whose name Notes are registered as the absolute owner of those Notes (whether or not the Notes may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308 in the Subordinated Indenture.)

Governing Law

The Subordinated Indenture and the Notes provide that they will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable. (See Section 112 in the Subordinated Indenture.)

Regarding the Trustee

The Trustee is The Bank of New York Mellon (“BNYM”). In addition to acting as Trustee, BNYM also maintains various banking and trust relationships with PPL Capital Funding and PPL Corporation and some of their affiliates.

Book-Entry Only Issuance

The Notes will settle through DTC. The Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such global securities to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the Trustee as custodian for DTC.

Investors may hold interests in a global security through DTC, Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), directly if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in the Notes so long as the Notes are represented by global security certificates.

DTC. DTC is a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who clear through or maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

Purchases of the Notes within the DTC system must be made through participants, who will receive a credit for the Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Notes. Transfers of ownership in the Notes are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Notes, except if use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the participants to whose accounts such Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Subordinated Indenture. Beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the Notes. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of Notes of each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to PPL Capital Funding as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Notes are credited on the record date. PPL Capital Funding and PPL Corporation believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Notes.

Payments of redemption proceeds, principal of, and interest on the Notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from PPL Capital Funding or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Trustee, PPL Capital Funding or PPL Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of PPL Capital Funding. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Notes.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to PPL Capital Funding. In the event no successor securities depositary is obtained, certificates for the Notes will be printed and delivered. PPL Capital Funding and PPL Corporation may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, PPL Capital Funding and PPL Corporation may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Notes. In that event, certificates for such Notes will be printed and delivered. If certificates for Notes are printed and delivered,

•	the Notes will be issued in fully registered form without coupons;

•

a holder of certificated Notes would be able to exchange those Notes, without charge, for an equal aggregate principal amount of Notes of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated Notes would be able to transfer those Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

However, PPL Capital Funding shall not be required to make transfers or exchanges of certificated Notes for a period of 15 days next preceding any notice identifying Notes to be redeemed, and PPL Capital Funding shall not be required to make transfers or exchanges of any certificated Notes designated in whole or in part for redemption, except the unredeemed portion of any Note being redeemed in part.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with Clearstream’s rules and procedures, to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (“Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law, which are referred to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no records of or relationship with persons holding through Euroclear Participants.

Investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures. Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC’s rules; however, such cross-market transactions will require delivery of instructions to Clearstream and Euroclear, as applicable, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participants on such following business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the interests in the global Notes certificates among participants of DTC, Clearstream and Euroclear, DTC, Clearstream and Euroclear are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither PPL Corporation nor PPL Capital Funding will have any responsibility for the performance by DTC, Clearstream and Euroclear or their direct participants or indirect participants under the rules and procedures governing DTC, Clearstream or Euroclear, as the case may be.

The information in this section concerning DTC, DTC’s book-entry system, Clearstream, Clearstream’s book-entry system, Euroclear and Euroclear’s book-entry system has been obtained from sources that PPL Capital Funding and PPL Corporation believe to be reliable. None of PPL Capital Funding, PPL Corporation or the underwriters take any responsibility for the accuracy of this information.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of owning and disposing of Notes purchased in this offering at the “issue price” (which we assume will be the price indicated on the cover of this prospectus supplement) and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of tax accounting;

•	holding Notes as part of a “straddle”;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a tax-exempt entity;

•	a partnership for U.S. federal income tax purposes;

•	considered to own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock entitled to vote of PPL Capital Funding and/or PPL Corporation; or

•	a controlled foreign corporation related, directly or indirectly, to PPL Capital Funding and/or PPL Corporation through stock ownership.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Notes. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax advisor with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of a state, local or foreign taxing jurisdiction.

Characterization of the Notes

In the opinion of our counsel, Davis Polk & Wardwell LLP, assuming full compliance with the terms of the Subordinated Indenture and other relevant documents, while the matter is not free from doubt, the Notes will be characterized as debt for U.S. federal income tax purposes. This characterization is not binding on the Internal Revenue Service (the “IRS”) or any court, however, and we cannot assure you that the IRS or a court will agree. If the IRS were to argue successfully that the Notes should be treated as equity rather than debt, the tax consequences of an investment in the Notes would be affected. We agree, and by acquiring the Notes each beneficial owner of a Note will agree, to treat the Notes as debt for all U.S. federal, state and local tax purposes unless there is an administrative determination or judicial decision to the contrary. Except where specifically stated, the remainder of this discussion assumes this treatment. You should consult your tax advisor regarding the tax consequences if the Notes were to be treated as equity rather than debt for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of a Note and are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Income and Original Issue Discount

Under the terms of the Notes, we have the ability to defer payments of interest from time to time for up to ten years. Treasury Regulations provide that debt instruments like the Notes will not be considered issued with original issue discount (“OID”) by reason of their issuer’s ability to defer payments of interest if the likelihood of such deferral is “remote.” We have concluded, and this discussion assumes that, as of the date of this prospectus supplement, the likelihood of our deferring payments of interest under the terms of the Notes is “remote,” and that the Notes accordingly should not be treated as issued with OID by reason of our deferral option.

Assuming that this conclusion is correct, stated interest on the Notes will generally be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. If we were to exercise our option to defer payments of interest, the Notes would be treated as retired and reissued for OID purposes. The sum of the remaining interest payments (and any de minimis OID) on the Notes would thereafter be treated as OID, which (regardless of your method of accounting for U.S. federal income tax purposes) would accrue, and be includible in your taxable income, on a constant yield to maturity basis over the remaining term of the Notes. Consequently, during any period of interest deferral, and any period thereafter, you would be required to include OID in gross income without regard to the receipt of cash. Subsequent payments of interest on the Notes generally would not, by themselves, be taxable, but would be treated as payments of accrued OID.

Our determination that the exercise of our option to defer interest is remote is not binding on the IRS or a court. If the IRS were to argue successfully that our determination is incorrect, the Notes would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) on the Notes. That OID would generally be includible in your taxable income over the term of the Notes on a constant yield to maturity basis, as described above.

Because the income received or accrued on the Notes will not be characterized as dividends for U.S. federal income tax purposes, (i) corporate holders of the Notes will not be entitled to a dividends-received deduction for any income received or accrued on the Notes and (ii) non-corporate individual holders will not be entitled to any preferential tax rate for any income received on the Notes.

Sale or Other Taxable Disposition of a Note

Upon the sale, redemption or other taxable disposition of a Note, you will recognize gain or loss equal to the difference between the amount you realize (not including the amount you receive with respect to accrued but unpaid interest, which will be treated as a payment of interest) and your adjusted tax basis in the Note. Assuming we do not defer interest payments on the Notes, your basis in the Notes generally will be your purchase price for the Notes. If we were to defer interest payments on the Notes, your adjusted basis in the Notes generally would be your initial purchase price, increased by any OID previously included in your gross income to the date of disposition, and decreased by payments received on the Notes after the effective date of our first exercise of our deferral option. Gain or loss realized on the sale or other taxable disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the Note for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of a Note and are:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

This discussion does not describe the consequences applicable to (i) a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or former resident of the United States. If you are a potential investor to whom such considerations might be relevant, you should consult your tax advisor regarding the U.S. federal income tax consequences of owning or disposing of a Note.

Payments on the Notes

Payments of principal and interest (including OID, if any) on the Notes generally will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you certify on a properly executed IRS Form W-8BEN, under penalties of perjury, that you are not a United States person; and

•	the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

If the Notes were recharacterized as equity (see “Characterization of the Notes” above), a 30% withholding tax (or lower applicable treaty rate) would generally apply to payments of interest on the Notes, and the Notes could be subject to the withholding tax described below under “FATCA Legislation.” We would not pay additional amounts on account of any such withholding. You are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of such a recharacterization.

Sale or Other Taxable Disposition of a Note

You generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of a Note, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, although any amounts attributable to accrued interest will be treated as described above under “Payments on the Notes.”

Effectively Connected Income

If interest or gain on a Note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim this exemption. You should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the Notes and the proceeds received from a sale or other disposition of the Notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or provide proof of an applicable exemption.

If you are Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest (including OID, if any) on the Notes. You may be subject to backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding at a rate of 30% on payments to certain foreign entities of dividends and interest on, and the gross proceeds of dispositions of, U.S. stock and U.S. debt obligations, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. According to final regulations released by the U.S. Department of the Treasury, FATCA withholding will not apply to any debt issued and outstanding as of January 1, 2014. Accordingly, if the Notes are properly treated as debt for tax purposes, FATCA withholding generally will not apply to the Notes. If the Notes were recharacterized as equity, FATCA withholding could apply to payments of interest on the Notes made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of the Notes made on or after January 1, 2017. You should consult your tax advisor regarding the possible implications of this legislation for your investment in the Notes.

UNDERWRITING

PPL Capital Funding is selling the Notes to the underwriters named in the table below pursuant to an underwriting agreement among PPL Capital Funding, PPL Corporation and the underwriters named below, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives. Subject to certain conditions, PPL Capital Funding has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite that underwriter’s name in the table below:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$73,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	73,000,000
Morgan Stanley & Co. LLC	73,000,000
UBS Securities LLC	73,000,000
Wells Fargo Securities, LLC	73,000,000
Barclays Capital Inc.	2,000,000
Credit Suisse Securities USA LLC	2,000,000
Deutsche Bank Securities Inc.	2,000,000
Goldman, Sachs & Co. Inc.	2,000,000
J.P. Morgan Securities LLC	2,000,000
Janney Montgomery Scott LLC	2,000,000
Oppenheimer & Co. Inc.	2,000,000
RBS Securities Inc	2,000,000
Scotia Capital USA Inc.	2,000,000
Wedbush Securities Inc.	2,000,000
Advisors Asset Management Inc.	1,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	1,000,000
BNY Mellon Capital Markets, LLC	1,000,000
D.A. Davidson & Co.	1,000,000
Davenport & Company LLC	1,000,000
HRC Investment Services, Inc.	1,000,000
Keybanc Capital Markets Inc.	1,000,000
Mitsubishi UFJ Securities USA, Inc.	1,000,000
Mizuho Securities USA Inc.	1,000,000
Robert W. Baird & Co. Incorporated	1,000,000
SMBC Nikko Capital Markets Limited	1,000,000
Southwest Securities Inc.	1,000,000
TD Securities USA LLC	1,000,000
U.S. Bancorp Investments, Inc.	1,000,000
William Blair & Company, L.L.C.	1,000,000

Total	$400,000,000

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Notes to the public when and if the underwriters buy the Notes from PPL Capital Funding.

PPL Capital Funding and PPL Corporation have agreed to indemnify the underwriters against, or to contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

PPL Capital Funding will compensate the underwriters by selling the Notes to them at a price that is less than the price to public by the amount of the “Underwriting Discount” set forth on the cover page of this prospectus supplement. The underwriters will sell the Notes to the public at the price to public set forth on the cover page of this prospectus supplement and may sell the Notes to certain dealers at a price that represents a concession not in excess of $0.50 per Note under the price to public. Any underwriter may allow, and the dealers may reallow, a concession not in excess of $0.45 per Note to other underwriters or to other dealers.

The following table shows the public offering price, underwriting discount to be paid to the underwriters and proceeds, before expenses, to PPL Capital Funding.

	Without Option	With Option
Price to Public	$400,000,000	$450,000,000
Underwriting Discount	$12,600,000	$14,175,000
Proceeds to PPL Capital Funding (before expenses)	$387,400,000	$435,825,000

PPL Capital Funding presently expects to incur expenses, not including the underwriting discount, of approximately $825,000 in connection with this offering.

An underwriter may reject any or all offers for the Notes. After the initial public offering of the Notes, the underwriters may change the offering price and other selling terms of the Notes.

Overallotment Option

PPL Capital Funding has granted the underwriters an option, exercisable within 30 days of the date of this prospectus supplement, to purchase up to an additional $50,000,000 principal amount of the Notes solely to cover over-allotments, if any. To the extent that the underwriters exercise this option, the underwriters are obligated to severally purchase the applicable Notes covered by the over-allotment option in approximately the same proportion as the proportions of the principal amount of the Notes indicated in the underwriting table above.

New Issue

The Notes are a new issue of securities with no established trading market. PPL Capital Funding intends to apply to list the Notes on the New York Stock Exchange. If the application is approved, trading on the New York Stock Exchange is expected to commence within 30 days after the Notes are first issued. The underwriters have advised PPL Capital Funding that they intend to make a market in the Notes prior to the commencement of trading on the New York Stock Exchange but are not obligated to do so and may discontinue such market-making activities at any time without notice. PPL Capital Funding cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Notes.

Price Stabilization and Short Positions

In connection with the offering, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, on behalf of the underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim an initial dealers’ concession from a syndicate member when Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC or Wells Fargo Securities, LLC, in covering syndicate short positions or making stabilizing purchases, repurchases the Notes originally sold by that syndicate member.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Foreign Selling Restrictions

General

In addition to being offered for sale in the United States (subject to applicable United States law), the Notes are also being offered in certain jurisdictions outside the United States, subject to applicable foreign law. For the purposes of the following foreign selling restrictions provisions, this prospectus supplement and the accompanying prospectus are collectively referred to as the “offering document”.

European Union Prospectus Directive

In relation to each Member State (as defined in the Prospectus Directive, as such latter term is defined below) of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of the securities offered hereby to the public may not be made in such Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of the securities offered hereby to the public in such Relevant Member State may be made at any time under the following exceptions under the Prospectus Directive if they have been implemented in such Relevant Member State:

(a)  to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 Prospectus Directive Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities referred to in (a) through (c) above shall require PPL Capital Funding, PPL Corporation or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

The expression an “offer of securities offered hereby to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 Prospectus Directive Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 Prospectus Directive Amending Directive means Directive 2010/73/EU.

This offering document has been prepared on the basis that all offers of the securities offered hereby will be made pursuant to an exemption under the Prospectus Directive, as implemented in Member States of the EEA, from the requirement to produce a prospectus for offers of the securities offered hereby. Accordingly any person making or intending to make any offer within the EEA of the securities which are the subject of the placement contemplated in this offering document should only do so in circumstances in which no obligation arises for PPL Corporation, PPL Capital Funding or any of the underwriters to produce a prospectus for such offer. None of PPL Corporation, PPL Capital Funding or the underwriters have authorized, nor do they authorize, the making of any offer of the securities offered hereby through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the securities contemplated in this offering document.

United Kingdom

This offering document is only being distributed to and is only directed at persons who (i) are outside the United Kingdom or (ii) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”) or (iii) are high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iv) are other persons to whom this offering document may lawfully be communicated (all such persons together being referred to as “relevant persons”).

Any investment or investment activity to which this offering document relates is available only to relevant persons and will be engaged in only with relevant persons. This offering document must not be acted on or relied on by persons who are not relevant persons. Recipients of this offering document are not permitted to transmit it to any other person. The securities offered hereby are not being offered to the public in the United Kingdom.

Hong Kong

The securities offered hereby may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities offered hereby may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the securities offered hereby which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

WARNING: The contents of this offering document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the securities offered hereby. If you are in any doubt about any of the contents of this offering document, you should obtain independent professional advice.

Singapore

This offering document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities offered hereby may not be circulated or distributed, nor may the securities offered hereby be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA,” (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities offered hereby are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the securities offered hereby under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Certain Relationships

The underwriters and their respective affiliates engage in transactions with, and perform services for, PPL Corporation, its subsidiaries (including PPL Capital Funding) and its affiliates in the ordinary course of business and have engaged, and may engage in the future, in commercial banking and/or investment banking transactions with PPL Corporation, its subsidiaries and its affiliates.

In the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and trading activities may involve securities and/or instruments of PPL Capital Funding, PPL Corporation or their respective affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with PPL Capital Funding, PPL Corporation or their respective affiliates routinely hedge their credit exposure to PPL Capital Funding, PPL Corporation or their respective affiliates consistent with their customary risk management policies. A typical hedging strategy would include the underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of PPL Capital Funding, PPL Corporation or their respective affiliates, including potentially the Notes. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES AND THE SUBORDINATED GUARANTEES

Davis Polk & Wardwell LLP, New York, New York, and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the Notes and the Subordinated Guarantees for PPL Capital Funding and PPL Corporation. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Notes and the Subordinated Guarantees for the underwriters. Davis Polk & Wardwell LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. Paine will rely on the opinion of Davis Polk & Wardwell LLP.

PROSPECTUS

PPL Corporation

PPL Capital Funding, Inc.

PPL Energy Supply, LLC

PPL Electric Utilities Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

LG&E and KU Energy LLC

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

(502) 627-2000

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

(502) 627-2000

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described in a supplement to this prospectus

PPL Energy Supply, LLC

Debt Securities, Subordinated Debt Securities and Preferred Securities

PPL Electric Utilities Corporation

Preferred Stock, Preference Stock, Depositary Shares and Debt Securities

LG&E and KU Energy LLC

Debt Securities

Louisville Gas and Electric Company

Debt Securities

Kentucky Utilities Company

Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 4.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Energy Supply, LLC (“PPL Energy Supply”), PPL Electric Utilities Corporation (“PPL Electric”), LG&E and KU Energy LLC (“LKE”), Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•

stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•	PPL Energy Supply’s unsecured and unsubordinated debt securities;

•	PPL Energy Supply’s unsecured and subordinated debt securities;

•	PPL Energy Supply’s preferred limited liability company membership interests;

•	PPL Electric’s Series Preferred Stock (“PPL Electric Preferred Stock”);

•	PPL Electric’s Preference Stock (“PPL Electric Preference Stock”);

•	PPL Electric’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Electric Preferred Stock or PPL Electric Preference Stock;

•

PPL Electric’s First Mortgage Bonds issued under PPL Electric’s 2001 indenture, as amended and supplemented (“PPL Electric First Mortgage Bonds”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electric distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement);

•	LKE’s unsecured and unsubordinated debt securities;

•	LG&E’s First Mortgage Bonds issued under LG&E’s 2010 indenture, as amended and supplemented (“LG&E First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on LG&E’s

Kentucky electric generation, transmission and distribution properties and natural gas distribution properties (subject to certain exceptions to be described in a prospectus supplement); and

•

KU’s First Mortgage Bonds issued under KU’s 2010 indenture, as amended and supplemented (“KU First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on KU’s Kentucky electric generation, transmission and distribution properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Energy Supply with respect to Securities issued by PPL Energy Supply;

•	PPL Electric, with respect to Securities issued by PPL Electric;

•	LKE, with respect to Securities issued by LKE;

•	LG&E, with respect to Securities issued by LG&E; and

•	KU, with respect to Securities issued by KU.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU, as applicable, for the year ended December 31, 2011, and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	fuel supply cost and availability;

•	continuing ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU, and natural gas supply costs at LG&E;

•	weather conditions affecting generation, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	the length of scheduled and unscheduled outages at our generating facilities;

•	transmission and distribution system conditions and operating costs;

•	potential expansion of alternative sources of electricity generation;

•	potential laws or regulations to reduce emissions of “greenhouse” gases or the physical effects of climate change;

•	collective labor bargaining negotiations;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism, war or other hostilities, or natural disasters;

•	our commitments and liabilities;

•	market demand and prices for energy, capacity, transmission services, emission allowances, renewable energy credits and delivered fuel;

•	competition in retail and wholesale power and natural gas markets;

•	liquidity of wholesale power markets;

•	defaults by counterparties under energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•

volatility in the fair value of debt and equity securities and its impact on the value of assets in PPL Susquehanna’s nuclear plant decommissioning trust funds and in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension, retiree medical, and nuclear decommissioning liabilities, and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial or commodity markets and economic conditions;

•	profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in securities and credit ratings;

•	foreign currency exchange rates;

•

current and future environmental conditions, regulations and other requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•	legal, regulatory, political, market or other reactions to the 2011 incident at the nuclear generating facility at Fukushima, Japan, including additional Nuclear Regulatory Commission requirements;

•	political, regulatory or economic conditions in states, regions or countries where we conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax, environmental, healthcare or pension-related legislation;

•	state, federal and foreign regulatory developments;

•	the outcome of any rate cases by our regulated utilities;

•	the impact of any state, federal or foreign investigations applicable to us and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•	business dispositions or acquisitions and our ability to successfully operate such acquired businesses and realize expected benefits from business acquisitions.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by applicable law, we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company. Through its subsidiaries, PPL Corporation generates electricity from power plants in the northeastern, northwestern and southeastern United States; markets wholesale or retail energy primarily in the northeastern and northwestern portions of the United States; and delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the United Kingdom, and natural gas to customers in Kentucky.

PPL Corporation’s principal subsidiaries are shown below:

PPL Corporation conducts its operations through the following segments:

Supply

PPL Corporation, through its indirect, wholly owned subsidiaries, PPL Generation, LLC (“PPL Generation”) and PPL EnergyPlus, LLC (“PPL EnergyPlus”) owns and operates electricity generating power plants, markets and trades this electricity and other purchased power to competitive wholesale and retail markets and acquires and develops competitive domestic generation projects. Both of these subsidiaries are direct, wholly owned subsidiaries of PPL Energy Supply. See “PPL Energy Supply, LLC” below for more information.

Pennsylvania Regulated

PPL Corporation’s Pennsylvania Regulated segment includes the regulated electric delivery operations of PPL Electric. As of December 31, 2011, PPL Electric delivered electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information.

Kentucky Regulated

The Kentucky Regulated segment consists of the operations of LKE, which owns and operates regulated public utilities engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas, representing primarily the activities of LG&E and KU. As of December 31, 2011, LG&E provided electric service to approximately 394,000 customers and provided natural gas service to approximately 319,000 customers in Kentucky, and KU delivered electricity to approximately 541,000 customers in Kentucky and Virginia. See “Louisville Gas and Electric Company” and “Kentucky Utilities Company,” respectively, for more information.

International Regulated

The International Regulated segment consists primarily of electric distribution operations in the United Kingdom. Through its subsidiaries, as of December 31, 2011, PPL Global delivered electricity to approximately 7.8 million end-users in the United Kingdom. PPL Global is a wholly owned, indirect subsidiary of PPL Corporation.

PPL Corporation’s subsidiaries, including PPL Energy Supply, PPL Electric, LKE, LG&E and KU, are separate legal entities and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). None of PPL Energy Supply, PPL Electric, LKE, LG&E or KU will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and a wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ENERGY SUPPLY, LLC

PPL Energy Supply, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged through its subsidiaries in the generation and marketing of electricity, primarily in the northeastern and northwestern power markets of the United States. PPL Energy Supply’s major operating subsidiaries are PPL Generation and PPL EnergyPlus. PPL Energy Supply is an indirect wholly owned subsidiary of PPL Corporation. See “PPL Corporation” above for more information.

PPL Generation and PPL EnergyPlus

At December 31, 2011, PPL Energy Supply owned or controlled, through its subsidiaries, 10,508 MW of electric power generation capacity and was implementing capital projects at certain of its existing generation facilities in Pennsylvania and Montana to provide 191 MW of additional generating capacity by the end of 2013. Generating capacity controlled by PPL Generation and other PPL Energy Supply subsidiaries includes power obtained through PPL EnergyPlus’ tolling or power purchase agreements.

PPL Generation owns and operates a portfolio of competitive domestic power generating assets. Its power plants are located in Pennsylvania and Montana and are fueled by coal, uranium, natural gas, oil and water. The electricity from these plants is sold to PPL EnergyPlus under FERC-jurisdictional power purchase agreements.

PPL EnergyPlus sells electricity produced by PPL Generation subsidiaries, participates in wholesale market load-following auctions, and markets various energy products and commodities such as: capacity, transmission, financial transmission rights, coal, natural gas, oil, uranium, emission allowances, renewable energy credits and other commodities in competitive wholesale and competitive retail markets, primarily in the northeastern and northwestern United States.

PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Energy Supply pursuant to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, incorporated in 1920 and headquartered in Allentown, Pennsylvania, is a direct subsidiary of PPL Corporation and a regulated public utility. As of December 31, 2011, PPL Electric delivered electricity to approximately 1.4 million customers in eastern and central Pennsylvania. PPL Electric also provides electricity supply as a “provider of last resort,” or “PLR,” to retail customers in that territory that do not choose an alternative electricity provider.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Electric pursuant to this prospectus.

LG&E AND KU ENERGY LLC

LKE, a holding company formed in 2003, is a wholly owned subsidiary of PPL Corporation. LKE’s regulated utility operations are conducted through its subsidiaries, LG&E and KU, which constitute substantially all of LKE’s assets. LG&E and KU are regulated public utilities engaged in the generation, transmission, distribution and sale of electric energy. LG&E also engages in the distribution and sale of natural gas. LG&E and KU maintain their separate identities and serve customers in Kentucky under their respective names. KU also serves customers in Virginia under the Old Dominion Power name and customers in Tennessee under the KU name.

See “Louisville Gas and Electric Company” and “Kentucky Utilities Company” below for additional information about LG&E and KU.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LKE pursuant to this prospectus.

LOUISVILLE GAS AND ELECTRIC COMPANY

LG&E, headquartered in Louisville, Kentucky and incorporated in Kentucky in 1913, is a regulated utility engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas in Kentucky. At December 31, 2011, LG&E owned or controlled 3,352 MW of electric power generation capacity. Subject to certain regulatory approvals, LG&E is planning capital projects at certain of its existing generation facilities to provide 483 MW of additional generating capacity by 2016. LG&E also anticipates retiring 563 MW of generating capacity by the end of 2015 to meet certain environmental regulations. As of December 31, 2011, LG&E provided electric service to approximately 394,000 customers in Louisville and adjacent areas in Kentucky, covering approximately 700 square miles in nine counties. As of December 31, 2011, LG&E provided natural gas service to approximately 319,000 customers in its electric service area and seven additional counties in Kentucky.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LG&E pursuant to this prospectus.

KENTUCKY UTILITIES COMPANY

KU, headquartered in Lexington, Kentucky and incorporated in Kentucky in 1912 and Virginia in 1991, is a regulated utility engaged in the generation, transmission, distribution and sale of electricity in Kentucky, Virginia and Tennessee. At December 31, 2011, KU owned or controlled 4,833 MW of electric power generation capacity. Subject to certain regulatory approvals, KU is planning capital projects at certain of its existing generation facilities to provide 652 MW of additional generating capacity by 2016. KU also anticipates retiring

234 MW of generating capacity by the end of 2015 to meet certain environmental regulations. As of December 31, 2011, KU provided electric service to approximately 512,000 customers in 77 counties in central, southeastern and western Kentucky and approximately 29,000 customers in five counties in southwestern Virginia. As of December 31, 2011, KU’s service area covered approximately 4,800 non-contiguous square miles. KU also sells wholesale electric energy to 12 municipalities in Kentucky. In Virginia, KU operates under the name Old Dominion Power Company.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by KU pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610) 774-5151).

The offices of LKE and LG&E are located at 220 West Main Street, Louisville, Kentucky 40202 (Telephone number (502) 627-2000).

The offices of Kentucky Utilities Company are located at One Quality Street, Lexington, Kentucky 40507 (Telephone number (502) 627-2000).

The information above concerning PPL Corporation, PPL Capital Funding, PPL Energy Supply, PPL Electric, LKE, LG&E and KU and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries, and PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Energy Supply, PPL Electric, LKE, LG&E and KU is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt, and for capital expenditures related to construction costs.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.1	2.7	1.9	3.1	2.8

(a)	See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Energy Supply

The following table sets forth PPL Energy Supply’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends for the periods indicated:

	Twelve Months Ended December 31,
	2011	2010	2009		2008	2007
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends (a)	5.5	2.7	0.6	(b)	2.2	2.3

(a)	See PPL Energy Supply’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information. PPL Energy Supply had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred securities dividends is the same as the ratio of earnings to fixed charges.
(b)	Upon reflecting the reclassification of PPL Global’s operating results as Discontinued Operations, earnings were less than fixed charges for this period. See PPL Energy Supply’s reports on file with the SEC pursuant to the Exchange Act for additional information. The total amount of fixed charges for this period was approximately $364 million and the total amount of earnings was approximately $206 million. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $158 million.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (a)	3.4	2.9	2.8	3.4	2.7
Ratio of earnings to combined fixed charges and preferred stock dividends (a)	2.9	2.4	2.3	2.8	2.3

(a)	See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LKE

The following table sets forth LKE’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation’s acquisition of LKE on November 1, 2010, and is labeled as Predecessor or Successor.

	Successor		Predecessor
	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010	Twelve Months Ended Dec. 31
				2009	2008	2007
Ratio of earnings to fixed charges (a)	3.7	3.9	2.7	2.3	2.5	2.9

(a)	See LKE’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LG&E

The following table sets forth LG&E’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation’s acquisition of LKE, LG&E’s parent, on November 1, 2010, and is labeled as Predecessor or Successor.

	Successor		Predecessor
	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010	Twelve Months Ended Dec. 31
				2009	2008	2007
Ratio of earnings to fixed charges (a)	5.2	4.8	4.7	3.7	3.8	4.4

(a)	See LG&E’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

KU

The following table sets forth KU’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation’s acquisition of LKE, KU’s parent, on November 1, 2010, and is labeled as Predecessor or Successor.

	Successor		Predecessor
	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010	Twelve Months Ended Dec. 31
				2009	2008	2007
Ratio of earnings to fixed charges (a)	4.8	6.0	4.0	3.7	3.9	5.1

(a)	See KU’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. On the Investor Center page of that Web site PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Energy Supply’s, PPL Electric’s, LKE’s, LG&E’s and KU’s filings are available at the SEC’s Internet Web site (www.sec.gov).

In addition, reports, proxy statements and other information concerning PPL Corporation, PPL Energy Supply and PPL Electric can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179; reports and other information concerning LKE and LG&E can be inspected at their offices at 220 West Main Street, Louisville, Kentucky 40202, and reports and other information concerning KU can be inspected at its office at One Quality Street, Lexington, Kentucky 40507.

Incorporation by Reference

Each of PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011

PPL Corporation’s 2011 Notice of Annual Meeting and Proxy Statement	Filed on April 6, 2011

Current Reports on Form 8-K	Filed on January 18, 2012, January 31, 2012, February 1, 2012, February 27, 2012, February 29, 2012, March 27, 2012 and March 28, 2012

PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995

PPL Energy Supply

SEC Filings (File No. 1-32944)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011

Current Reports on Form 8-K	Filed on February 27, 2012 and February 29, 2012

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011

Current Reports on Form 8-K	Filed on February 29, 2012

LKE

SEC Filings (File No. 333-173665)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011

LG&E

SEC Filings (File No. 1-2893)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011

KU

SEC Filings (File No. 1-3464)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011

Additional documents that PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E or KU file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E or KU files or discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that have been furnished or may from time to time be furnished with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

Each of PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

For PPL Corporation, PPL Energy Supply and PPL Electric:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasurer

Telephone: 1-800-345-3085

For LKE and LG&E:

220 West Main Street

Louisville, Kentucky 40202

Attention: Treasurer

Telephone: 1-800-345-3085

For KU:

One Quality Street

Lexington, Kentucky 40507

Attention: Treasurer

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file those reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation appearing in such companies’ Annual Reports (Form 10-K) for the year ended December 31, 2011 including schedules appearing therein, and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon included therein, and incorporated herein by reference which, as to the year 2010, are based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of Central Networks (collectively Central Networks East plc, Central Networks Limited and certain other related assets and liabilities) included in PPL Corporation’s Current Report on Form 8-K dated March 27, 2012 have been incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of LG&E and KU Energy LLC and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company appearing in such companies’ Annual Reports (Form 10-K) for the year ended December 31, 2011 including schedules appearing therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of LG&E and KU Energy LLC and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company as of December 31, 2010 and for the periods from January 1, 2010 to October 31, 2010, and November 1, 2010 to December 1, 2010, and for the year ended December 31, 2009 incorporated herein by reference have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Dewey & LeBoeuf LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric. Dewey & LeBoeuf LLP and John P. Fendig, Esq. of LG&E and KU Energy LLC will pass upon the validity of any LKE, LG&E and KU Securities for those issuers. Sullivan & Cromwell LLP, New York, New York or Davis Polk & Wardwell LLP, New York, New York will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Dewey & LeBoeuf LLP, Simpson Thacher & Bartlett LLP, Sullivan & Cromwell LLP and Davis Polk & Wardwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania and on the opinion of Mr. Fendig as to matters involving the laws of the Commonwealths of Kentucky and Virginia and the State of Tennessee.

$400,000,000

PPL Capital Funding, Inc.

2013 Series B Junior Subordinated Notes due 2073

Fully and Unconditionally Guaranteed as to Payment of Principal, Interest and any Premium

under the Subordinated Guarantees of

PPL Corporation

PROSPECTUS SUPPLEMENT

March 12, 2013

Joint Book-Running Managers

BofA Merrill Lynch

Citigroup

Morgan Stanley

UBS Investment Bank

Wells Fargo Securities